Exhibit 23.0

                    Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8's No. 33-55624, 33-93186, 33-96474, and 333-17409) pertaining to the Stock Plans for Employees of Tracor, Inc. and Subsidiaries, Tracor, Inc. 401(k) Savings Plan and Tracor Deferred Compensation Plan of our report dated January 27, 1997, except for Note N, as to which the date is February 17, 1997, with respect to the consolidated financial statements of Tracor, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 1996.


                                /s/ Ernst & Young LLP

Austin, Texas
March 28, 1997